TRANSFER AGENCY AGREEMENT


THIS AGREEMENT is made as of the 3rd day of June, 1996 between S.I.S. MERCATOR FUND, INC., a Maryland corporation (the "Fund"), and STRATEGIC INVESTMENT SERVICES, INC., a Pennsylvania corporation (the "Transfer Agent").


W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and
WHEREAS, the Fund desires to retain the Transfer Agent to serve as the Fund's transfer agent and registrar, and the Transfer Agent is willing to furnish such services;
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
1. Appointment. The Fund hereby appoints the Transfer Agent to serve as transfer agent and registrar for the Fund with respect to the shares of the Fund's Common Stock, $.01 par value ("Shares") for the period and on the terms set forth in this Agreement. The Fund presently intends to issue two separate series or classes of shares, which are described in the Prospectus delivered to the Transfer Agent herewith, and the Fund may classify and reclassify additional series or classes of Shares hereafter. The Transfer Agent shall identify to each such series or class property belonging to such series or class and in reports, records, confirmations and notices to the Fund and Shareholders and shall issue shares on a per series basis as provided in the Prospectus. The Transfer Agent accepts such appointment and agrees to furnish the services herein set forth in return for the compensation provided herein. Any class of shares created by the Fund after the date hereof shall be included hereunder upon mutual agreement of the fund and the Transfer Agent

2. Delivery of Documents. The Fund has furnished the Transfer Agent with copies properly certified or authenticated of each of the following:
 (a)Resolutions of the Fund's Board of Directors authorizing the appointment of the Transfer Agent as transfer agent and registrar for the Fund and approving this Agreement;
(b) Appendix A identifying and containing the signatures of the Fund's officers and other persons authorized to issue Oral Instructions and to sign Written Instructions, as hereinafter defined, on behalf of the Fund and to execute stock certificates representing Shares;
(c) The Fund's Articles of Incorporation and all amendments thereto (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, are herein called the "Charter");
(d) The Fund's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");
(e) The Custodian Agreement between Bank of California, N.A. and the Fund (the "Custodian Agreement"); and
(f) The Fund's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") (File No. 33-95102) and under the 1940 Act as filed with the SEC on July 25, 1995 relating to Shares. The Fund will furnish the Transfer Agent from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.
3. Definitions.
(a)"Authorized Person." As used in this Agreement, the term "Authorized Person" means any officer of the Fund and any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board of Directors of the Fund to give Oral and Written Instructions on behalf of the Fund and listed on the Certificate annexed hereto as Appendix
A or any amendment thereto as may be received by the Transfer Agent from time to time.
(b)"Oral Instructions." As used in this Agreement, the term "Oral Instructions" means oral instructions actually received by the Transfer
Agent from an Authorized Person or from a person reasonably believed by the Transfer Agent to be an Authorized Person. The Fund agrees to deliver to the Transfer Agent, at the time and in the manner specified in Paragraph
4(b) of this Agreement, Written Instructions confirming Oral Instructions.
(c)"Written Instructions." As used in this Agreement, the term "Written Instructions" means written instructions delivered by hand, mail, tested telegram, cable, telex or facsimile sending device, and received by the Transfer Agent and signed by an Authorized Person. Written Instructions include electronic transmission properly originated and confirmed by the Fund.
(d)"Shares." As used in this Agreement the term "Shares" means each separate class of shares of common stock issued by the Fund that are subject to this Agreement and as to which the services provided hereunder relate.
4. Instructions Consistent with Charter, etc.
(a) Unless otherwise provided in this Agreement, the Transfer Agent shall act only upon Oral or Written Instructions. Although the Transfer Agent may know of the provisions of the Charter and By-Laws of the Fund, the Transfer Agent may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Charter or By-Laws or any vote, resolution or proceeding of the Shareholders, or of the Board of Directors, or of any committee thereof.
(b) The Transfer Agent shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by the Transfer Agent pursuant to this Agreement. The Fund agrees to forward to the Transfer
Agent Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by the Transfer Agent by the close of business of the same day that such Oral Instructions are given to the Transfer Agent. The Fund agrees that the fact that such confirming Written Instructions are not received by the Transfer Agent shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving Oral Instructions. The Fund agrees that the Transfer Agent shall incur no liability to the Fund in acting upon oral Instructions given to the Transfer Agent hereunder concerning such transactions, provided such instructions reasonably appearing to have been recieved from an Authorized Person and provided further, if such oral or Written Instructions were received from an Affiliate, that such Affiliate has acted without negligence (unless such Affiliate has received and transmitted erroneous instructions received from an Authorized Person that is not an Afflilate).
(c)In the case of any stock split, recapitalization or other capital adjustment requiring a change in the form of Share certificates, the Transfer Agent will, at the Fund's expense, issue Share certificates in the new form in exchange for, or upon transfer of, outstanding Share certificates in the old form, upon receiving:
(i) a Certificate authorizing the issuance of Share certificates in the new form;
(ii) a certified copy of any amendment to the Charter with respect to the change;
(iii) specimen Share certificates for each class of Shares in the new form approved by the Board of Directors of the Fund, with a Certificate signed by the Secretary of the Fund as to such approval; and
 (iv) an opinion of counsel for the Fund with respect to the validity of the Shares in the new form and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that the Shares have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor).
5. Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, the Transfer Agent is authorized to take the following actions:
(a) Issuance of Shares. Upon receipt of a purchase order from an investor for the purchase of Shares and sufficient information to enable the Transfer Agent to establish a Shareholder account, and after confirmation of receipt or crediting of Federal funds for such order or receipt of such other consideration for such shares as may be described in the Prospectus from the Fund's Custodian, the Transfer Agent shall issue and credit the account of such investor with Shares, based on the current net asset value of such Shares, as provided by the Fund or its agent.
(b) Transfer of Shares; Uncertificated Securities. Where a Shareholder does not hold a certificate representing the number of Shares in his account and does provide the Transfer Agent with written instructions for the transfer of such Shares, which include a signature guaranteed by a national bank, a member of a National Securities Exchange or such other person as may be acceptable to the Transfer Agent, and such other appropriate documentation to permit a transfer, then the Transfer Agent shall register such Shares and shall deliver them pursuant to instructions received from the transferor, puruant to the law of the State of Maryland and other applicable law relating to the transfer of shares of common stock.

(c) Stock Certificates. If at any time the Fund issues stock certificates, the following provisions will apply:
(i) The Fund will supply the Transfer Agent with a sufficient supply of stock certificates representing Shares, in the form approved from time to time by the Board of Directors of the Fund, and, from time to time, shall replenish such supply upon request of the Transfer Agent. Such stock certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Fund, whose names and positions shall be set forth as indicated on Appendix A, and shall bear the corporate seal or facsimile thereof of the Fund, notwithstanding the death, resignation or removal of any officer of the Fund, such executed certificates bearing the manual or facsimile signature of such officer shall remain valid and be issued to Shareholders until the Transfer Agent is otherwise directed by Written Instructions.
(ii) In the case of the loss or destruction of any certificate representing Shares, no new certificate shall be issued in lieu thereof, unless there shall first have been furnished an appropriate bond of indemnity issued by the surety company approved by the Transfer Agent, except upon the receipt by the Transfer Agent of Written Instructions from the Fund.
(iii) Upon receipt of signed stock certificates in proper form for transfer, and upon cancellation or destruction thereof, the Transfer Agent shall countersign, register and issue new certificates for the same number of Shares in the name of the transferee and shall deliver them pursuant to instructions received from the transferor and the law of the State of
Maryland relating to the transfer of shares of common stock.
(iv)	Upon receipt of the stock certificates, which shall be in proper form for transfer, together with the Shareholder's instructions to hold such stock certificates for safekeeping, the Transfer Agent shall reduce such Shares to uncertificated status, while retaining the appropriate registration in the name of the Shareholder upon the transfer books.
(v) Upon receipt of written instructions from a Shareholder of uncertificated securities for a certificate in the number of shares in his account, the Transfer Agent will issue such stock certificates and deliver them to the Shareholder.
(d) Redemption of Shares. Upon receipt of a redemption order from a stockholder and/or in accordance with Written Instructions, the Transfer
Agent shall promptly obtain and notify the Custodian of the amount necessary to pay such redemption and shall record the redemption of the appropriate number of Shares from the redeeming Shareholder's account and arrange for direct payment of redemption proceeds to such Shareholders by the Fund's Custodian, by wire transfer or otherwise as provided in
Written Instructions in accordance with such procedures and controls as are provided in the Prospectus or as may be mutually agreed upon from time to time by among the Fund, the Transfer Agent and the Fund's Custodian.
6. Authorized Shares.  The Fund's authorized capital stock is described in the Fund's Charter.  The Transfer Agent shall record issues of all Shares and shall notify the Fund in case any proposed issue of Shares by the Fund shall result in an over-issue as defined by Section 8-104(2) of Article 8 of the Maryland Uniform Commercial Code.  In case any issue of Shares would result in such an over-issue, the Transfer Agent shall refuse to issue said Shares and shall not countersign and issue certificates for such Shares. The Fund agrees to notify the Transfer Agent promptly of any change in the number of authorized Shares and any change in the number of Shares registered under the 1933 Act or termination of the Fund's declaration under Rule 24(f)-2 of the 1940 Act. The Transfer Agent shall provide the Fund with the necessary information to prepare Form 24f-2 under the 1940 Act.
7. Dividends and Distributions. The Fund shall furnish the Transfer Agent with appropriate evidence of action by the Fund's Board of Directors authorizing the declaration and payment of dividends and distributions.
The Transfer Agent shall notify the Custodian of the amount of cash necessary to pay such dividend or distribution and, after deducting any amount required to be withheld by any applicable tax laws, rules and regulations or other applicable laws, rules and regulations, the Transfer Agent shall in accordance with the instructions in proper form from a Shareholder and the provisions of the Fund's Charter, issue and credit the account of the Shareholder with an appropriate number of Shares, or, if the Shareholder so elects, request the Custodian to pay such dividends or distribution in cash to Shareholders.
The Transfer Agent shall prepare, file with the Internal Revenue Service and other appropriate taxing authorities, and address and mail to
Shareholders such returns and information relating to dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Fund, the Transfer Agent shall process and confirm shareholder addresschanges, recording new addresses and shall mail certain requests for Shareholders' certifications under penalties of perjury and insrtuct the Custodian to pay on a timely basis to the appropriate Federal authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable Federal tax laws and regulations.
8.Communications with Shareholders.
(a)Communications to Shareholders.  The Transfer Agent will address and mail all communications by the Fund to its Shareholders, with copies to such persons as may be designated in Written Instructions from the Fund. Without limiting the foregoing, the Transfer Agent will prepare, address and mail confirmations of purchases, redemptions and transfers of Fund
Shares, account changes, dividends and distributions, 1099's and other tax information, and account statements, and will address and mail dividend and distribution notices, reports to Shareholders and proxy material for its meetings of Shareholders. The Transfer Agent will receive and tabulate the proxy cards forthe meetings of the Fund's Shareholders and notify the Fund of the results of such tabulations.
(b)	Correspondence.  The Transfer Agent will answer such correspondence from Shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Transfer Agent and the Fund.
9. Records. The Transfer Agent shall maintain records of the accounts for each Shareholder showing the following information:
(a) name, address and tax identification or Social Security number;
(b) number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;
(c) historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder's account;
(d) any stop or restraining order placed against a Shareholder's account;
(e) any correspondence relating to the current maintenance of a
Shareholder's account;
(f) information with respect to withholdings; and
(g) any information required in order for the Transfer Agent to perform any calculations contemplated or required by this Agreement.
The books and records pertaining to the Fund which are in the possession of the Transfer Agent shall be the property of the Fund and shall be returned to the Fund or its designee upon request. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during the Transfer Agent's normal business hours. Upon the request of the Fund, copies of any such books and records shall be provided by the Transfer Agent to the Fund or the Fund's authorized representitive or designee at the Funds expense.
10. Ongoing Functions. The Transfer Agent will perform the following functions on an ongoing basis:
(a) furnish state-by-state registration reports to the Fund;
(b) provide toll-free lines for direct Shareholder use, plus customer liaison staff with on-line inquiry capacity;
(c) provide the Fund with duplicate confirmations of stockholder activity, whether executed through a dealer or directly with the Transfer Agent;
(d) provide Shareholder lists and statistical information concerning accounts to the Fund; and
(e) provide timely notification of Fund activity and such other information as may be agreed upon from time to time between the Transfer
Agent and the Fund's Custodian, to the Fund or the Custodian and such reports to the Fund as may be reasonably requested by the Fund.
11. Cooperation with Accountants.  The Transfer Agent shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion as such may be required by the Fund from time to time.
12. Confidentiality. The Transfer Agent agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its Shareholders, except, after prompt prior notification to and approved in writing by the Fund, which approval may not be withhold where the Transfer Agent reasonably believes that it may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.
13. Equipment Failures. In the event of equipment failures beyond the Transfer Agent's control, the Transfer Agent shall, at no additional expense to the Fund, promptly notify the Fund and take prompt, reasonable steps to minimize service interruptions but shall have no liability with respect thereto except, at its own expense, to reconstruct any records of the Fund that the Transfer Agent is required to prepare and maintain hereunder.
14.	Right to Receive Advice.  The Transfer Agent shall be protected in any action or inaction that the Transfer Agent takes in reliance on its legal counsel. The Transfer Agent shall notify the Fund of the receipt of such advice within a reasonable time.
15. Compliance with Governmental Rules and Regulations. The Transfer Agent agrees to perform its duties hereunder in accordance with applicable law; however, the Transfer Agent assumes no responsibility for ensuring that the Fund complies with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the CEA and any laws, rules and regulations of governmental authorities having jurisdiction.
16. Compensation. As compensation for the services rendered by the Transfer Agent during the term of this Agreement, each Portfolio of the Fund will pay to the Transfer Agent annual fees of $25 per shareholder account, but not less than $20,000 per year. The minimum fee shall be paid on a pro rata basis for any period of less than one year when this agreement is in effect and may be paid on a monthly basis.
17.Indemnification.
(a) The Fund agrees to indemnify and hold harmless the Transfer Agent from all taxes, charges, expenses (except expenses that are inherent to its duties hereunder), assessments, claims and liabilities, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Transfer Agent takes or does or omits to take or do upon Oral or Written Instructions provided by, or on behalf of, the Fund, provided that the Transfer Agent shall not be indemnified against any liability (or any expenses incident to such liability) arising out of the Transfer Agent's own misfeasance, bad faith or negligence or disregard of its duties in connection with the performance of its duties and obligations specfically described in this Agreement.
(b) he Transfer Agent shall not pay or settle any claim, demand, expense or liability to which it may seek indemnity pursuant to paragraph (a) above
(an "Indemnifiable Claim") without the express written consent of the Fund. The Transfer Agent shall notify the Fund promptly of receipt of notification of an Indemnifiable Claim. Unless the Fund notifies the Transfer Agent within 30 days of receipt of Written Notice of such Indemnifiable Claim that the Fund does not intend to defend such Indemnifiable Claim, the Fund shall defend the Transfer Agent for such Indemnifiable Claim. The Fund shall have the right to defend any Indemnifiable Cliam at its own expense, such defence to be conducted by counsel selected by the Fund. Further, the Transfer Agent may join the Fund in such defense at the Transfer Agent's own expense, but to the extent that it shall so desire the Fund shall direct such defense. If the Fund shall fail or refuse to defend, pay or settle an Idemnifiable Claim, the Transfer Agent, at the Fund's Expense, Cinsistent with the limitation concerning attorneys' fees expressed in Paragraph 17(a) hereof, may provide its own defense.
18. Responsibility of the Transfer Agent. In the performance of its duties hereunder, the Transfer Agent shall be obligated to exercise due care and diligence and to act in a timely manner and in good faith to assure the accuracy and completeness of all services performed under this Agreement.
The Transfer Agent shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by the Transfer Agent in writing.
The Transfer Agent shall have no liability to the Fund for any losses or damages the nature of which is or was remote, unforeseen, unforeseeable or beyond the scope of reasonable anticipation at the time this Agreement was executed.
19. Duration and Termination. This Agreement may be terminated by either party upon not less than 180 days prior written notice. The foregoing provisions notwithstanding, either party may terminate this Agreement in the event of a material breach of the terms hereof after written notice to the other party of such breach and a reasonable time for cure of such breach, unless such breach is not curable and, in such circumstances, this Agreement shall terminate, at the option of the injured party, three months after the date such notice is given.
20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
21. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.
22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
23. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, any agreements with respect to Written or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Pennsylvania and governed by Pennsylvania law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.


S.I.S. MERCATOR FUND, INC.


Attest: ______________________	By: __________________________



STRATEGIC INVESTMENT SERVICES, INC.


Attest: ______________________	By: __________________________